                                   EXHIBIT 12
                             ILLINOIS POWER COMPANY
                STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
                                  FIXED CHARGES
                             (Thousands of Dollars)

                                                                  Year Ended December 31,           Supplemental(1)
                                                                --------------------------------------------------------------------
                                                                   1996             1997                 1997              1998
                                                                   ----             ----                 ----              ----
Earnings Available for Fixed Charges:
Net Income (Loss)                                                 $228,618         $(44,173)           $(44,173)       $(1,552,435)
    Add:
       Income Taxes:
         Current                                                   163,873           72,680              72,680              7,556
         Deferred - Net                                            (16,028)          36,963              36,963            (30,203)
       Allocated income taxes                                       (2,642)          (1,446)             (1,446)            (3,506)
       Investment tax credit - deferred                             (7,278)          (7,278)             (7,278)            (8,256)
       Income tax effect of FAS 71 write-off                       -               (117,998)           (117,998)          -
       Income tax effect of CPS impairment                         -                -                 -                 (1,143,252)
       Interest on long-term debt                                  118,438          109,595             109,595            106,879
       Amortization of debt expense and
         premium-net, and other interest charges                    22,325           26,260              26,260             28,107
       One-third of all rentals (Estimated to be
         representative of the interest component)                   4,346            4,229               4,229              4,054
       Interest on in-core fuel                                      4,757            3,842               3,842              3,716
       FAS 71 Regulatory write-offs                                -                -                   313,030           -
       CPS impairment                                              -                -                 -                   -
                                                                -----------      -----------        ------------      -------------
Earnings (loss) available for fixed charges                       $516,409          $82,674            $395,704        ($2,587,340)
                                                                ===========      ===========        ============      =============

Fixed charges:
    Interest on long-term debt                                    $118,438         $109,595            $109,595           $106,879
    Amortization of debt expense and
       premium-net, and other interest charges                      28,957           31,204              31,204             35,829
    One-third of all rentals (Estimated to be
       representative of the interest component)                     4,346            4,229               4,229              4,054
                                                                -----------      -----------        ------------      -------------

Total Fixed Charges                                               $151,741         $145,028            $145,028           $146,762
                                                                ===========      ===========        ============      =============

Ratio of earnings to fixed charges                                    3.40         N/A      *              2.73          N/A       *
                                                                ===========      ===========        ============      =============


                                                               Supplemental(2)
                                                             ---------------------------------------------------
                                                                 1998                 1999                2000
                                                                 ----                 ----                ----
Earnings Available for Fixed Charges:
Net Income (Loss)                                            $(1,552,435)           $113,089            $134,935
    Add:
       Income Taxes:
         Current                                                   7,556              47,639            (102,704)
         Deferred - Net                                          (30,203)              8,083             111,935
       Allocated income taxes                                     (3,506)             16,992              75,047
       Investment tax credit - deferred                           (8,256)             (1,339)               (982)
       Income tax effect of FAS 71 write-off                   -                   -                   -
       Income tax effect of CPS impairment                    (1,143,252)          -                   -
       Interest on long-term debt                                106,879             124,261             115,329
       Amortization of debt expense and
         premium-net, and other interest charges                  28,107              24,190              23,795
       One-third of all rentals (Estimated to be
         representative of the interest component)                 4,054               3,836               3,285
       Interest on in-core fuel                                    3,716               4,424           -
       FAS 71 Regulatory write-offs                            -                   -                   -
       CPS impairment                                          2,666,909           -                   -
                                                             -----------         -----------         -----------
Earnings (loss) available for fixed charges                      $79,569            $341,175            $360,640
                                                            ============         ===========         ===========

Fixed charges:
    Interest on long-term debt                                  $106,879            $124,261            $115,329
    Amortization of debt expense and
       premium-net, and other interest charges                    35,829              29,830              23,795
    One-third of all rentals (Estimated to be
       representative of the interest component)                   4,054               3,836               3,285
                                                             -----------         -----------         -----------

Total Fixed Charges                                             $146,762            $157,927            $142,409
                                                            ============         ===========         ===========

Ratio of earnings to fixed charges                            N/A        *              2.16                2.53
                                                            ============         ===========         ===========

* Earnings are inadequate to cover fixed charges. Additional earnings (thousands) for 1997, 1998 and Supplemental 1998 of $62,354, $2,734,102 and
     $67,193, respectively, are required to attain a one-to-one ratio of earnings to fixed charges.

1 Supplemental ratio of earnings to fixed charges presented to exclude write-off related to the discontinued application of provisions of SFAS 71, "Accounting for the Effects of Certain Types of Regulation" for the generation segment of the business.

2 Supplemental ratio of earnings to fixed charges presented to exclude write-off related to Clinton Impairment.